Exhibit 10.1

Dated 18 March 2024

between

VCI GLOBAL LIMITED

(Company No: 2035574)

(“Purchaser”)

and

COGIA GMBH

(Company No: HRB 92800)

(“Vendor”)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into on 18 March 2024.

Between:

VCI GLOBAL LIMITED (Company No: 2035574), a company incorporated in British Virgin Islands and having its business address at B03-C-8 Menara 3A, KL, Eco City, No. 3 Jalan Bangsar, 59200 Kuala Lumpur, Malaysia (“Purchaser”) of the first part; and

COGIA GMBH (Company No: HRB92800), a company incorporated in Germany and having its business address at Poststr. 2-4, 60329 Frankfurt am Main, Germany (“Vendor”) of the second part.

(the Vendor and the Purchaser are, collectively, the “Parties” and, individually, a “Party”).

Whereas:

(A)	The Vendor owns the Assets (as defined below) as an ongoing concern.

(B)	The Parties have now agreed to enter into and execute this Agreement for the sale by the Vendor and the purchase by the Purchaser of the Assets upon the terms and subject to the conditions of this Agreement.

(C)	The Parties have agreed to assume the obligations imposed on them under this Agreement.

It is agreed as follows:

1.	INTERPRETATION AND DEFINITIONS

1.1	In this Agreement, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings respectively ascribed to them:

“Agreement”	means this asset purchase agreement including all schedules and appendices, and all amendments and modifications mutually agreed in writing by the Parties from time to time;

“Assets”	means the property, rights and assets which are agreed to be sold pursuant to Clause 2.2 and as set out in Schedule 1 of this Agreement;

“Business Day”	shall mean days on which banks are open for business in Frankfurt/Germany, London/UK, New York/USA, Selangor and Kuala Lumpur, Malaysia, but excluding 24 December and 31 December;

“Completion Obligations”	has the meaning ascribed to it in Clause 5.2;

“Confidential Information”	has the meaning ascribed to it in Clause 10.1;

“Contracts”	means the agreements, whether in oral, written or electronic form, to which the Vendor is a party and which are wholly or partly to be performed after Completion including any agreements with any customers of, or suppliers to, the Assets (including invoices, purchase orders and etc.) in each case to the extent that at the Completion Date the same remain to be completed or performed or remain in force, but excluding contracts with Employees and contracts of insurance, and “Contract” shall be construed accordingly. For the avoidance of doubt, the list of the Contracts is as set out in Part A of Schedule 1 of this Agreement;

“Completion”	means the completion of the sale and purchase of the Assets as contemplated by this Agreement in accordance with Clause 5;

“Completion Date”	means ninety (90) days from the date of this Agreement, or such other date as may be agreed upon between the Parties upon which Completion is to take place;

“Encumbrances”	means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has economic or financial effect similar to the granting of security under the Law, (b) any voting agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any person and (c) any adverse claims as to title, possession or use;

“Intellectual Property”	means all intellectual property rights and interests including:

(a)	patents, utility models, copyrights, designs, plant variety rights, and eligible layout rights;

(b)	trademarks or service marks, trade names, brand names, internet domain names and e-mail address names, indi- cations of source or appellations of origin and commer- cial names and designations;

(c)	inventions, discoveries, trade secrets, Know-How, com- puter software, source codes and object codes;

(d)	applications for, or rights to apply for registration of, an intellectual property right; and

(e)	any other rights now existing or which come into exist- ence in the future resulting from intellectual activity in the industrial, scientific, literary or artistic fields and whether dealing with manufactured or natural products, in each case whether registered or unregistered and any similar or equivalent rights and interests in Malaysia, United States, Germany or anywhere in the world and for the duration of those rights and interests;

“Know-How”	means confidential and proprietary industrial and commercial information and techniques in any form including drawings, formulae, test results, reports, project reports, trade secrets, standard operating procedures (SOPs) and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Liabilities”	all debts, liabilities and obligations of the Vendor or any other person in respect of the Assets prior to the Completion Date in whatever capacity and whether actual, prospective, contingent or otherwise and whether or not ascertained, and for the avoidance of doubt shall include all taxes, imposts, duties and levies;

“Notice of Termination:	means a notice, given by one Party to the other Parties, stating that the first Party wishes to terminate this Agreement and specifying the clause under which, and the facts (with sufficient details) which, entitle the first Party to issue the notice;

“Parties”	means collectively the Purchaser and the Vendor, and “Party” means any of them.

“Purchaser”	means VCI GLOBAL LIMITED (Company No: 2035574), a company incorporated in British Virgin Islands and having its business address at B03-C-8 Menara 3A, KL, Eco City, No. 3 Jalan Bangsar, 59200 Kuala Lumpur, Malaysia;

“Purchase Consideration”	has the meaning ascribed to it in Clause 3.1.1;

“Service Period”	has the meaning ascribed to it in Clause 6.1.3;

“Third Party Consents”	means all consents, licences, approvals, authorisations or waivers required from third parties for the conveyance, transfer, assignment, or underletting by the Vendor in favour of the Purchaser of the Assets, and “Third Party Consent” means any one of them;

“VCIG Shares”	means the ordinary shares of VCI Global Limited;

“Vendor”	means COGIA GMBH (Company No: HRB92800), a company incorporated in Germany and having its business address at Poststr. 2-4, 60329 Frankfurt am Main, Germany;

“VWAP”	means the volume-weighted average price of the VCIG Shares for ninety (90) consecutive trading days immediately preceding the Completion Date; and

“Warranties”	means the representations and warranties on the part of the Vendor as set out in Clause 7.2 and Schedule 2, and “Warranty” means any of them.

1.2	In this Agreement:

1.2.1	unless the context requires otherwise, a reference to:

(a)	a gender shall include the other genders and references to the singular shall include the plural and vice versa;

(b)	natural persons shall include bodies corporate and vice versa;

(c)	this Agreement includes any Recitals and Schedules to it and references to Clauses, Recitals, Schedules and Annexures are to the clauses and recitals of, and schedules and annexures to, this Agreement;

(d)	a person (which for the purposes of this Agreement means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organisation (whether or not having a separate legal personality)) shall include its successors in title;

(e)	a “day”, “week”, “month” or “year” is a reference to a day, week, month or year respectively in the Gregorian calendar;

(f)	this Agreement or any other document or any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant Party; and

(g)	a statute or statutory provision is a reference to it as it is in force from time to time, taking account of any change, extension, consolidation or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.2	“control” means including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”, as used with respect to any person (whether natural or legal), shall mean, with respect to a corporation, the authority, whether exercised or not, to control its business and affairs, which authority shall be presumed to exist upon possession of the right to exercise, directly or indirectly, more than fifty per cent. (50%) of the voting rights attributable to the shares of the controlled corporation or to control the composition of the board of directors and, with respect to any person other than a corporation, the possession directly or indirectly of the power to direct or cause the direction of the management or policies of such person;

1.2.3	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.4	general words are not given a restrictive meaning:

(a)	if they are introduced by the word “other” by reason of the fact that they are preceded by words indicating a particular class of act, matter or things; or

(b)	by reason of the fact that they are followed by particular examples intended to be;

1.2.5	the headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement;

1.2.6	no provision of this Agreement will be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or that provision; and

1.2.7	if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day, which is not a Business Day, then that period is to be deemed to only expire on the next Business Day.

2.	SALE AND PURCHASE OF THE ASSETS

2.1	Sale and Transfer of Assets

The Vendor hereby sells and, subject to the condition precedent of the Vendor receiving the full Purchase Consideration, hereby transfers and assigns together with all rights now and hereafter attaching thereto as at the Completion Date the Assets upon the terms and subject to the conditions of this Agreement to the Purchaser, and the Purchaser accepts such sale and transfer.

2.2	Included in the Sale and Transfer

Without prejudice to the generality of Clause 2.1 and subject to Clause 2.3, the following shall be included in the sale under this Agreement:

2.2.1	the benefit, subject to the burden, of the Contracts, the list of which is as set out in Part A Schedule 1; and

2.2.2	the Vendor’s Intellectual Properties as set out in Part B of Schedule 1.

2.3	Excluded in the Sale and Transfer

The following shall be excluded from the sale under this Agreement:

2.3.1	any and all Liabilities of the Assets; and

2.3.2	any assets excluded by the terms of this Agreement.

2.4	No Assumption of Liabilities

2.4.1	The Vendor acknowledges and agrees that the Purchaser shall not assume any Liability in respect of the Assets which is not:

(i)	specifically assumed by the Purchaser under this Agreement; or

(ii)	required to be assumed by the Purchaser by law.

2.4.2	The Vendor shall indemnify and agrees to keep indemnified the Purchaser against any Liability of the Vendor in respect of the Assets not:

(i)	specifically assumed by the Purchaser under this Agreement; or

(ii)	required to be assumed by the Purchaser by law.

2.5	Form of Transfers

The Parties agree that the Assets shall be transferred to the Purchaser in the following manner:

2.5.1	in the case of the Contracts, by means of assignments together with any Third Party Consents as be obtained, or, if such Third Party Consent cannot be obtained, by Vendor acting as a subcontractor for and on behalf of Purchaser with regard to the Contracts, and that all such proceeds, revenue, profits in relation to the Contracts shall be the entitlement of the Purchaser;

2.5.2	in the case of the Vendor’s Intellectual Property, by means of absolute legal assignments in the agreed terms or such other agreements or arrangements as the Parties may agree upon; and

2.5.3	in the case of the other Assets and any other rights required to be transferred pursuant to this Agreement, by means of documents in the agreed terms, as may be required, or such other arrangements as the Parties may agree upon.

3.	PURCHASE CONSIDERATION OF ASSETS

3.1	Purchase Consideration

3.1.1	The total purchase consideration payable by the Purchaser to Vendor for the purchase of the Assets is United States Dollars Five Million ($5,000,000.00) (the “Purchase Consideration”).

3.1.2	The Parties agree that the Purchase Consideration shall be satisfied through the issuance of and the allotment of VCIG Shares to Vendor (or a third party named by Vendor) with an equivalent value of USD 5 million (United States Dollars five million) on the Completion Date. The issue price per VCIG Shares shall be determined based on the VWAP. The VCIG Shares shall be issued as a restricted stock for a period of 6 (six) months from the Completion (“Holding Period”).

3.1.3	In connection with the Purchaser Consideration, the Vendor agrees to enter into a Leak Out Agreement in the form of Appendix A attached herein with the Purchaser.

4.	COVENANTS PENDING COMPLETION

4.1	Vendor’s General Obligations

The Vendor shall procure that, pending Completion:

4.1.1	the operations of the Assets will be carried on as a going concern in the ordinary course, save insofar as agreed in writing by the Purchaser;

4.1.2	the Purchaser and its agents will, upon reasonable notice, be allowed access to, and to take copies of, the books and records of or relating in whole or in part of the Assets in the event that such copies are required by Purchaser to prepare for the Completion, however, except for the Socializer Messenger (or any codes relating thereto);

4.1.3	the Purchaser may designate representatives and advisers to work with the Vendor with regard to the management and operations of the Assets. The Vendor will furnish or cause to be provided to such representatives and advisers such information as they may reasonably request for this purpose; and

4.1.4	all reasonable steps shall be taken to preserve the value of the Assets.

4.2	Breach of Covenants Pending Completion

If prior to Completion the Vendor is in breach of this Clause 4, the Purchaser shall be entitled (in addition to and without prejudice to all other rights and remedies available including the right to claim damages or compensation from the Vendor by reason of any such breach or non- fulfilment):

4.2.1	to give a Notice of Termination to the Vendor to terminate this Agreement without any liability whatsoever on its part. Upon giving of a Notice of Termination by the Purchaser to the Vendor pursuant to this Clause 4.2, this Agreement shall terminate; or

4.2.2	to proceed to effect Completion so far as practicable having regard to the defaults which have occurred.

5.	COMPLETION

5.1	Place and Date for Completion

Unless otherwise agreed by the Parties in writing, Completion shall take place at the office of the Vendor (or such other place as may be mutually agreed upon by the Parties) on the Completion Date.

5.2	Completion Obligations

On the Completion Date:

5.2.1	Where applicable, Vendor shall do such conveyances, transfers, assignments and novations as may be reasonably required together with the relative documents of title of the Assets;

5.2.2	Purchaser shall provide proof sufficient to Vendor that it has issued or caused the issuance of VCIG Shares to Vendor (or third parties to be named by Vendor) and that the VCIG Shares have been registered in the name of the Vendor and/or the name of the third party nominated by the Vendor.

(collectively, the “Completion Obligations”).

5.3	Breach of Completion Obligation

If a Party fails to comply with any of Completion Obligations, the non-defaulting Party shall be entitled:

5.3.1	to give a Notice of Termination to the defaulting Party to terminate this Agreement without liability on its part. Upon giving of a Notice of Termination by the non-defaulting Party to the defaulting Party pursuant to this Clause 5.3, this Agreement shall terminate;

5.3.2	to proceed to effect Completion so far as practicable having regard to the defaults which have occurred; or

5.3.3	to fix a new date for Completion (not being more than ten (10) Business Days from the Completion Date) in which case the provisions of this Clause 5.3 shall apply to Completion as so deferred but provided that such deferral may only occur once.

5.4	Completion

5.4.1	Completion is deemed to have occurred when the Parties have either waived or duly performed all of their respective obligations under the provisions of Clause 5.2, it being understood that clause 5.2.1 can solely be waived by the Purchaser, and clause 5.2.2. can solely be waived by Vendor.

5.4.2	Purchaser acknowledges that on Completion, the Vendor will validly own the VCIG Shares, Vendor be a shareholder of the Purchaser.

5.4.3	The Vendor acknowledges that on Completion, the Purchaser will have full and unrestricted possession of the Assets and the right to use the Assets in whatever manner deem fit by the Purchaser.

5.4.4	On the Completion Date, any asset held by the Vendor which has not been effectively transferred or vested in the Purchaser or its nominee(s) (if any) shall be held in trust by the Vendor in favour of the Purchaser, and at the request of the Purchaser, the Vendor agrees that it will execute such further agreement or document to allow any such asset to be transferred or vested in the name of the Purchaser or its nominee(s) after the Completion Date, and do such conveyances, transfers, assignments and novations as may be reasonably required by the Purchaser.

5.4.5	As to the Socializer Solution Supply Contract between the Vendor and IP Telecom dated 29 September 2022 ("Contract”), the parties agree that no third party consent will be required; the parties further agree that following Completion, all rights, benefits and obligations under the Contract shall accrue to VCIG, recognising that the services provided in the Contract are based on the Assets.

5.5	Effect of Completion

Except to the extent already performed, all the provisions of this Agreement will, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.

6.	POST-COMPLETION OBLIGATIONS

6.1	Following Completion, the Vendor shall at its own cost and expense:

6.1.1	continue to give to the Purchaser such information and assistance as the Purchaser may reasonably require relating to the Assets;

6.1.2	deliver or make available to the Purchaser all books, records and other information relating to the Assets and all information relating to customers, suppliers, agents and distributors (including customer database, supplier database and transaction history) and other information relating to the Assets as the Purchaser may reasonably require and originals of any such books, records, documents or other information in the possession or control of Vendor which relate to the Assets which the Purchaser may require, and shall permit the Purchaser to take possession of the Assets;

6.1.3	carry on, operate, maintain, develop and further the Assets for the benefit of the Purchaser, as well as maintaining such sufficient employees for the operation of the Assets , for a minimum of six (6) months from the Completion Date (“Service Period”), until 31 December 2024, whichever is later, unless otherwise agreed by the parties. During the Service Period, the Vendor shall keep accurate and complete books and records (including records stored in electronic formats) pertaining to the Assets, which books and records shall be made available at all reasonable times for inspection by the Purchaser. Further, the Purchaser shall have the right to, at all reasonable times, inspect the Vendor’s facilities and operations for the purpose of ensuring that the Assets is being carried on, operated and maintained in a satisfactory, proper and timely manner; and

6.1.4	use its best efforts to renew the contracts listed out in Schedule 1 (or assist the Purchaser with such renewal).

6.1.5	from time to time execute and perform all such acts, deeds and documents and afford to the Purchaser such assistance as the Purchaser may reasonably require for the purpose of vesting in the Purchaser or its nominee the full benefit of the Assets and implementing all the provisions of this Agreement.

6.2	Following Completion, the Purchaser may:

6.2.1	at its own cost and expense assign and/or grant to the Vendor such rights to utilise the applicable Assets for the sole purpose of carrying on, operating, maintaining, developing and furthering the Assets for the benefit of the Purchaser and not otherwise. Such assignment and/or grant of rights may be effected and governed by such agreement in writing between the Purchaser and the Vendor as shall be determined by the Purchaser in its sole and absolute discretion; and

6.2.2	assist the Vendor in the transfer of the VCIG Shares to the Vendor’s brokerage account and/or a brokerage account of the third party as nominated by the Vendor in writing.

7.	WARRANTIES

7.1	The Parties’ Warranties

Each Party represents and warrants to and for the benefit of the other Party that the following warranties are true and correct in all respects as at the date of this Agreement and shall be true and correct throughout the subsistence of this Agreement with the same force and effect as if they had been made as at that later date in the circumstances then existing:

7.1.1	it has the full power, authority and capacity to execute, deliver and lawfully perform the terms of this Agreement;

7.1.2	all necessary actions and conditions have been or will be taken, fulfilled and done (including the obtaining of any necessary consents) in order to enable it to lawfully exercise its rights and perform and comply with its obligations under this Agreement;

7.1.3	this Agreement will when executed constitute legally valid and binding obligations on it, enforceable in accordance with their respective terms;

7.1.4	the execution, delivery and performance of this Agreement will not exceed the power granted to it or violate the provisions of any law or regulation or any order or decree of any governmental authority, agency or court to which it is subject to;

7.1.5	it will comply with the relevant data protection laws, including Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, the General Data Protection Regulation;

7.1.6	there are no pending or threatened actions or proceedings before any court or administrative tribunal which may materially and adversely affect its ability to discharge its obligations under this Agreement; and

7.1.7	in negotiating and executing this Agreement, it has at all times sought and followed the advice of competent legal counsel and, based on that advice, has entered into this Agreement based on its own free will.

7.2	The Vendor’s Warranties

7.2.1	The Vendor represents and warrants to the Purchaser to the best of its knowledge, that the statements set out in Schedule 2 are true and accurate and not misleading as of the date of this Agreement and shall be deemed to be repeated as at the Completion Date only as if they were made and given afresh as of the Completion Date.

7.2.2	The Vendor acknowledges and agrees that the Purchaser is entering into this Agreement in reliance upon each of the Warranties set out in Schedule 2, and therefore, the Parties shall treat the Warranties as conditions of this Agreement. The aforesaid Warranties are not affected or limited in any way by information gathered by the Purchaser, its advisers, consultants, agents and/or representatives.

7.2.3	The Warranties and all other provisions in this Clause 7.2 shall survive the Completion Date and shall remain in full force and effect notwithstanding the Completion Date and shall not be extinguished in any respect upon the Completion Date.

7.2.4	Each of the Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other provision or anything in this Agreement.

7.2.5	In the event that any of the Warranties has not been complied with or carried out or is otherwise untrue or misleading in any respect, claims may be made by the Purchaser.

7.3	Breach of Warranties

If after the Completion Date it shall be found that any of the Warranties has not been carried out or complied with or is otherwise untrue or misleading in any respect, the other party shall be entitled to claim damages, provided however, that any claim of the Purchaser for damages shall be limited to the Purchase Consideration received by Vendor, and Vendor shall solely be required to return the VCIG Shares received. In the event the Vendor is obligated to return the VCIG Shares, the value of the returned VCIG Shares shall be the higher of (i) the trading value as of such day of return, or (ii) the VWAP.

Notwithstanding the foregoing, failure of a party to exercise any right under this Clause 7.3 shall not constitute a waiver of any other rights of said party arising out of any breach of a Warranty.

Any claims for Breach of Warranty shall be time barred 12 (twelve) months after the Completion.

7.4	Notification

If after signing of this Agreement:

7.4.1	the Vendor shall become aware that any of the Warranties was untrue, inaccurate or misleading as of the signing of this Agreement; or

7.4.2	any event shall occur or matter shall arise of which the Vendor becomes aware of which results or may result in any of the Warranties being untrue, inaccurate or misleading at Completion, had the Warranties been repeated as at Completion, the Vendor shall immediately notify the Purchaser in writing as soon as practicable and, in any event prior to Completion, setting out full details of the matter and the Vendor shall make any investigation concerning the event or matter and take such action, at its own costs and expenses, as the Purchaser may require.

8.	INDEMNIFICATION

8.1	Vendor’s Indemnity

The Vendor undertakes to irrevocably and unconditionally fully indemnify and keep indemnified and hold harmless the Purchaser from and against any and all losses, liabilities, obligations, damages, judgments, deficiencies, claims, demands, suits, proceedings, arbitration, assessments, costs and expenses (including expenses of investigation and enforcement of this indemnity and reasonable solicitors’ fees and expenses) sustained, incurred, suffered or paid by the Purchaser directly or indirectly, as a result of or arising out of any claims by third parties concerning the Assets provided that the indemnity contained in this Clause 8.1 shall be without prejudice to any other rights or remedies of the Purchaser and all such other rights or remedies are hereby expressly reserved to the Purchaser, and Purchaser and Vendor shall in good faith endeavour to find a mutually acceptable manner to best defend any third party claim.

For the avoidance of doubt, the claims shall include an amount that would be necessary to put the Purchaser in the same position as if no breach had occurred. The indemnified amount shall be restricted to the amount not more than the Purchase Consideration.

8.2	Separate and Independent Obligation

Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Purchaser and shall continue in full force and effect despite any judgment, order, claims or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

9.	TERMINATION

9.1	Agreement to Continue in Full Force and Effect

This Agreement shall continue and remain in full force and effect unless terminated pursuant to the provisions of this Agreement.

9.2	Termination by Mutual Agreement

Without prejudice to any Party’s rights to terminate under the relevant provisions of this Agreement, this Agreement may only be terminated by mutual agreement of the Parties.

9.3	Right to Terminate

Prior to Completion, each Party may give a Notice of Termination to the other Party in the event that:

9.3.1	The other Party fails, neglects or refuses to complete the sale and purchase of the Assets in accordance with the provisions of this Agreement; or

9.3.2	fails, neglects or refuses to perform or comply with any of its obligations, undertakings and covenants on their part herein to be performed.

9.3.3	as provided for in this Agreement.

9.4	Post-Termination

Following the termination of this Agreement pursuant to this Clause 9, none of the Parties shall have any further obligations under this Agreement to the other Parties, except in respect of:

9.4.1	any obligations under this Agreement which are expressed to apply after the termination of this Agreement; and

9.4.2	any rights or obligations which have accrued in respect of any antecedent breach of any of the provisions of this Agreement to any of the Parties prior to such termination.

9.5	Specific Performance

Notwithstanding the foregoing provisions of this Clause 9.5, the Purchaser and/or Vendor shall be at liberty to take such action in law as may be necessary to compel the other party by way of specific performance to complete the transactions contemplated in this Agreement (in which respect the alternative remedy of monetary compensation shall not be regarded as compensation or sufficient compensation for any default of the other party in the performance of the terms and conditions herein) or to claim damages for the breach of the other Party.

10.	CONFIDENTIALITY

10.1	The Parties hereto must treat as strictly confidential all information, trade secrets or confidential knowledge received or obtained as a result of entering into or performing this Agreement, which relates to the provisions or subject matter of this Agreement, to the other Parties or the negotiations relating to this Agreement, including the contents, terms and conditions of this Agreement, any disclosures pursuant to this Agreement as well as anything delivered to a Party pursuant to this Agreement or that relates to or any transactions contemplated in this Agreement (“Confidential Information”).

10.2	All Parties must use their reasonable endeavours to cause all of their directors, officers, employees and/or agents who have or are likely to have access to any Confidential Information to observe all the obligations of confidentiality under this Clause 10.

10.3	The receiving Party shall take all reasonable measures to protect the Confidential Information, including implementing appropriate security measures to prevent unauthorized access, disclosure, or use.

10.4	The receiving Party agrees to keep all such Confidential Information strictly confidential and to use it solely for the purposes specified by the disclosing Party. The receiving Party shall not disclose or reveal any Confidential Information to any third party, except as required by law or with the prior written consent of the disclosing Party.

10.5	The provisions of this Clause 10 shall survive termination of this Agreement for a period of three (3) years.

11.	COSTS AND EXPENSES

Each Party shall bear its legal costs and other ancillary costs related to the negotiations, preparation, finalisation, execution of this Agreement and any other agreement or document entered into or signed under this Agreement and Completion thereof.

12.	NOTICES

12.1	Every notice, request or any other communication required or permitted to be given pursuant to this Agreement shall be in writing, in English and delivered personally or sent by registered or certified post via air mail or by courier or e- mail (which shall be acknowledged by the other Party) to the Parties at the address as stated below.

(a)	If to Purchaser:	Name	:	Dato’ Victor Hoo
		Designation	:	Chairman and Chief Executive Officer
		Address	:	VCI Global Limited B03-C-8, Menara 3A, No 3, Jalan Bangsar, KL Eco City, 59200, Kuala Lumpur, Malaysia
		Email	:	datovictor@v-capital.co

(b)	If to Vendor:	Name	:	Pascal Lauria
		Designation	:	Managing Director
		Address	:	COGIA GMBH Poststr. 2-4, 60329 Frankfurt am Main, Germany
		Email	:	P.Lauria@cogia.de

12.2	In this Clause 12, if deemed receipt occurs before 9am on a Business Day the notice shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9am on the next Business Day.

13.	FORCE MAJEURE

Notwithstanding anything herein contained, none of the Parties will be liable to the other Parties for any breach or failure to perform any of its obligations under this Agreement where such breach or failure is caused directly or indirectly by war, civil commotion, hostilities, strikes, lockouts, acts of God, pandemic, epidemic, governmental regulations or directions or the action or omission or purported action or omission of any governmental authority, or any other cause or causes beyond that Party’s reasonable control, whether similar to any of the foregoing or not, but if any Party is or is likely to be, affected by any such cause it shall as soon as reasonably practicable notify the other Parties of the occurrence of the relevant event and will use all reasonable endeavours to overcome or mitigate the effects thereof.

14.	VARIATION

No amendment, variation, revocation, cancellation, substitution or waiver of, or addition or supplement to, any of the provisions of this Agreement will be effective unless it is in writing and signed by all the Parties.

15.	ASSIGNMENT

Neither Party shall, without the prior written consent of the other Party, be entitled to assign its rights, title and interest under this Agreement. Further, neither Party shall, without the prior written consent of the other Party, be entitled to novate its rights, title, interest and obligations under this Agreement. Any assignment, novation, transfer or delegation which is made without such prior written approval shall constitute a material breach of this Agreement.

16.	SUCCESSORS AND ASSIGNS

This Agreement will be binding upon and inure for the benefit of the respective heirs, personal representatives, successors-in-title or permitted assigns, as the case may be, of the Parties.

17.	SEVERABILITY

If any term or provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

18.	TIME OF THE ESSENCE

Time wherever mentioned shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may be agreed in writing between the Parties to be substituted for them.

19.	NO WAIVER

Knowledge or acquiescence by any party of any breach of the terms and conditions of this Agreement shall not be deemed to be a waiver of such terms and conditions, and notwithstanding such knowledge or acquiescence, such party shall be entitled to exercise its rights under this Agreement and to require strict performance by the other Party of the terms and conditions of this Agreement. Waiver of any breach of the terms and conditions of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by the Party granting the waiver.

20.	ENTIRE AGREEMENT

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement to the exclusion of any terms implied by the law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

21.	COUNTERPARTS AND E-SIGNATURES

21.1	This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

21.2	This Agreement, may be accepted, executed or agreed to through the use of an electronic signature, whether digital or encrypted, in accordance with the applicable laws. Any document accepted, executed or agreed to in conformity with the applicable laws will be binding on each Party and shall have the same legal effect, validity or enforceability as if it were physically executed.

22.	GOVERNING LAW AND ARBITRATION

22.1	This Agreement shall be governed by and construed and enforced in accordance with the laws of England and Wales.

22.2	Any dispute, controversy or claim arising out of or in relation to this Agreement including any breach of any terms of this Agreement shall be resolved, insofar as it is possible, by mutual consultation between the Parties. In the event that no settlement is capable to be reached by the Parties within 3 months, all disputes arising out of or in connection with this Agreement, including any question relating to its existence, validity or termination, shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. Any such arbitration shall take place in London, UK, and shall be conducted in the English language.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, each by its duly authorized representative, as of the date first above written.

Signed by Dato’ Hoo Voon Him

For and on behalf of

VCI Global Limited

/s/ Dato’ Hoo Voon Him
Name: Dato’ Hoo Voon Him
Designation: Executive Chairman and CEO

Signed by Pascal Lauria

For and on behalf of

Cogia GMBH

/s/ Pascal Lauria
Name: Pascal Lauria
Designation: CEO

Schedule 1

Assets

Part A : Contracts

No.	Date	Contract	Description
1.	29 September 2022	Socializer Solution Supply Contract (“Contract”) with IP Telecom dated 29 September 2022

The Contract was entered for the acquisition of the Cogia Socializer solution by IP Telecom. IP Telecom has signed a service provision contract with CEGER - Management Centre for the Government Electronic Network under the Portugal Prime Minister’s Office.

2.	2 December 2022	Memorandum of Understanding (“MOU”) with Hallo Welt Systeme dated 2 December 2022	The purpose of the MOU is to work with Hallo Welt Systeme to work in the field of cyber security and privacy protection and recognise a potential of synergies of complementary products.

Part B : Intellectual Properties

No.	Description
1.	Socializer Messenger, a highly secure messenger platform serving the government of a NATO founding EU country as at the date of this Agreement
2.	All software applications related and connected with the Socializer Messenger, whether owned, licensed, or otherwise used by the Vendor, including any custom-developed software for the Socializer Messenger. This includes source code and related documentation.

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Schedule 2

Vendor’s Warranties

1.	ASSETS

1.1	Each of the Assets is the absolute property of the Vendor free from Encumbrances and is not the subject of any arrangements, leasing, hiring or hire-purchase agreement or factoring and each such Asset is in the exclusive possession or under the direct control of the Vendor.

1.2	The Assets are in good repair except for depletion, depreciation, and ordinary wear and tear.

1.3	There are no circumstances in relation to the Assets which give rise or could give rise or have given rise to any civil or criminal, administrative, action, claim, suit, complaint, proceeding, investigation, decontamination, remediation or expenditure by any person or relevant authority.

1.4	Vendor’s Intellectual Property

1.4.1	The Vendor warrants that:

(a)	all Business IP are either legally and beneficially owned by the Vendor or lawfully used with the consent of the owner under a licence;

(b)	all Owned Business IP is not being infringed or attacked or opposed by any person; and

(c)	all Owned Business IP is not subject to any Encumbrance or any licence or authority in favour of another.

1.4.2	All applicable fees which are due and steps which are required for the maintenance and protection of all Owned Business IP (which are registered or the subject of applications for registrations) have been paid and taken.

1.4.3	The Owned Business IP is (or, in the case of pending applications, will be) valid and enforceable.

1.4.4	There has been no misuse of Know-how by the Vendor and the Vendor has not made any disclosure of Know-how to any person other than the Purchaser, except properly and in the ordinary course of business and on the basis that such disclosure is to be treated as being of a confidential character.

1.4.5	Neither entering into, nor compliance with, nor completion of this Agreement will, or is likely to result in a breach of, or give any third party a right to terminate or vary any licence to use any of the Licenced Business IP.

1.4.6	No moral rights have been asserted or are likely to be asserted which would affect the use of any of the Business IP.

1.4.7	The Business IP comprises all the rights and interests in Intellectual Property necessary or convenient for the carrying on of the Assets in the manner in and to the extent to which it is presently conducted.

For the purposes of this Paragraph 1.4 of this Schedule 2:

“Business IP” means all Intellectual Property which has in the past been used or intended to be used in connection with the Assets of the Vendor;

“Licenced Business IP” means any Business IP other than the Owned Business IP; and

“Owned Business IP” means any Business IP which is owned by the Vendor.

2.	COMMERCIAL ARRANGEMENTS AND CONDUCT

2.1	In relation to the Assets the is no -:

2.1.1	joint venture, consortium or partnership agreement or arrangement; or

2.1.2	contract, agreement or arrangement which is material to the Assets other than the Contracts.

2.2	As far as the Vendor is aware:

2.2.1	save as provided for under this Agreement, no steps or discussions have been taken or contemplated by any third party (including the relevant authorities) and no circumstances exist, which may at any time lead to a result which renders the Assets or any part thereof being restricted or hindered after the Completion Date; and

2.2.2	none of the Contracts have been varied or amended after the date of this Agreement save as provided for under this Agreement.

3.	LICENCES

3.1	The Vendor has obtained and there are in full force and effect, and the Vendor has at all times complied with all licences, permits and regulatory approvals and registrations necessary for the Assets.

3.2	There are no circumstances which could (a) require any further licences be obtained; (b) lead to the revocation, cancellation, suspension, modification, variation or alteration of any licences; or (c) necessitate any works or expenditure in order to continue to comply with such licences.

3.3	At no time has the Vendor in relation to the Assets received any notice or intimation alleging a breach of the terms of a licence or alleging any other breach of relevant laws.

3.4	There is no outstanding payment payable to the governmental authorities for the licences and/or the continuity / validity of the licences.

4.	CONTRACTS

4.1	To the best knowledge of Vendor, with respect to each of the Contracts:

4.1.1	the Vendor has duly performed and complied in all material respects with each of its obligations thereunder;

4.1.2	there has been no delay, negligence or other default on the part of the Vendor and no event has occurred which, with the giving of notice or passage of time, may constitute a default thereunder;

4.1.3	the Vendor is under no obligation which cannot readily be fulfilled, performed or discharged by it on time and without undue or unusual expenditure or effort;

4.1.4	all payments due have been paid promptly and have not been commuted, waived or paid in advance by the Vendor;

4.1.5	there are no outstanding disputes or complaints between the Vendor and the counterparty and the Vendor knows of no circumstance which would give rise to the same;

4.1.6	there are no grounds for rescission, avoidance, repudiation or termination of the Contracts; and

4.1.7	none of the parties thereto is in default thereunder.

5.	COMPLIANCE WITH LAWS

To the best knowledge of Vendor, the Assets have at all times been carried on and are being carried on so that there have been no breaches of applicable laws and there has not been and there is no investigation or enquiry by, or order, decree, decision or judgment of, any governmental authority or anticipated against the Vendor or any person for whose acts or defaults the Vendor may be vicariously liable in connection with the Assets, nor has any notice or other communication (official or otherwise) from any governmental authority been issued with respect to an alleged actual or potential violation and/or any failure to comply with any such applicable law.

6.	LITIGATION

To the best knowledge of Vendor,

6.1	The Assets are not involved, or likely to be involved, in any litigation, arbitration, prosecution or other legal proceedings and there are no claims or actions (whether criminal or civil) in progress, outstanding, pending or threatened by or against the Assets.

6.2	No governmental or official investigation or inquiry concerning the Assets is in progress or threatened.

7.	MISCELLANEOUS

7.1	All information relating to the Assets which is known or would on reasonable enquiry be known to the Vendor and which is relevant for the purpose of valuing the Assets had been disclosed to the Purchaser in writing.

7.2	All information and statement which has been given or made by:

(a)	any of the directors, officials or professional advisers of the Vendor; or

(b)	the Vendor or where applicable, any of its directors, officers or professional advisers,

to any of the directors, officials or professional advisers of the Purchaser in the course of the negotiations leading to this Agreement was when given true, complete and accurate in all material respects and the Vendor is not aware of any fact or matter not disclosed in writing to the Purchaser which renders any such information or statement untrue, incomplete, inaccurate or misleading or the disclosure of which might reasonably affect:

(i)	the willingness of the Purchaser to purchase the Assets; or

(ii)	the price at or the terms and conditions upon which the Purchaser would be willing to purchase the Assets.

7.3	Where any Warranty refers to the knowledge, information, belief, or awareness of the Vendor, the Vendor acknowledges that the Vendor has made reasonable enquiry into the subject matter of the Warranty.

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Appendix A

Form of Leak Out Agreement

Dated 18 March 2024

between

VCI GLOBAL LIMITED

(Company No: 2035574)

(“VCIG”)

and

COGIA GMBH

(Company No: HRB 92800)

(“Shareholder”)

LEAK OUT AGREEMENT

This LEAK OUT AGREEMENT (“Agreement”) is made on the 18 March 2024 (“Effective Date”)

BETWEEN:

VCI GLOBAL LIMITED (Company No: 2035574), a company incorporated in British Virgin Islands and having its business address at BO3-C-8 Menara 3A, KL, Eco City, No. 3 Jalan Bangsar, 59200 Kuala Lumpur, Malaysia (“VCIG”) of the first part;

AND

COGIA GMBH (Company No: HRB92800), a company incorporated in Germany and having its business address at Poststr. 2-4, 60329 Frankfurt am Main, Germany (“Shareholder”) of the second part.

VCIG and the Shareholder may hereinafter individually be referred to as “Party” and collectively as “Parties”.

WHEREAS:

(A)	Pursuant to an Asset Purchase Agreement dated 18 March 2024 between VCIG and the Share- holder (“Asset Purchase Agreement”), VCIG agrees to purchase the Assets (as defined in the Asset Purchase Agreement) with a total purchase consideration of United States Dollars Five Million ($5,000,000.00) (“Purchase Consideration”).

(B)	In the Asset Purchase Agreement, the Parties agree that the Purchase Consideration shall be satisfied through the issuance of and the allotment of ordinary shares of VCIG to the Shareholder (or a third party named by Shareholder) with an equivalent value of United States Dollars Five Million ($5,000,000.00) (“VCIG Shares”) on Completion Date.

(C)	In this regard, the Parties have agreed to assume the obligations imposed on them under this Agreement.

NOW THEREFORE, in consideration of the premises and of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATION

All the words, expressions and terms used in this Agreement shall have the same meaning as the same word, expression and term used in the Asset Purchase Agreement unless otherwise expressly provided herein.

2.	LEAK-OUT

2.1.	For so long as the Shareholder owns any VCIG Shares, the Shareholder shall only publicly sell the VCIG Shares subject to the following terms and conditions:

(a)	The Shareholder shall set up an exclusive share brokerage account (“Brokerage Account”) specifically to hold, manage and sell the VCIG Shares. This Brokerage Account shall not be used to purchase and hold any other ordinary shares of VCIG that are available on the public markets, other than the VCIG Shares;

(b)	The Shareholder will not, directly or indirectly, without the prior written consent of VCIG, agree or offer to sell, any VCIG Shares on the Nasdaq Capital Market, except that the Shareholder may, on any trading day, sell on the Nasdaq Capital Market up to that number of VCIG Shares that is not more than 10% of the daily trading volume for the ordinary shares of VCIG on the Nasdaq Capital Market on such trading day.

(c)	For every trading day that the Shareholder decides to sell a portion or all of the VCIG Shares, the Shareholder shall duly notify VCIG in writing two (2) hours before the sale of the VCIG Shares;

(d)	Upon selling a portion or all of the VCIG Shares, the Shareholder shall provide to VCIG the trade statement of the said VCIG Shares’ sale transaction within twenty-four (24) hours;

(e)	The Shareholder shall only publicly sell the VCIG Shares pursuant to and in full compliance with the provisions of subparagraphs c (i) of Rule 144 of the Securities Act 1933 of the United States (“Act”) regarding “current public information” and (e)(1)(i) of Rule 144 of the Act, regarding limiting the sales volume during each three month period thereafter to 1% of the total outstanding shares of VCIG, during the term of this agreement, where applicable;

(f)	An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing the VCIG Shares covered hereby, and the transfer records of VCIG’s transfer agent shall reflect such appropriate restrictions, where applicable; and

(g)	The Shareholder agrees that it will not engage in any short selling and transfer of the VCIG Shares to any third party during the Leak-Out Period.

2.2.	Notwithstanding the aforesaid, the Shareholder may be otherwise restricted from selling the VCIG Shares under applicable federal or state securities laws, rules and regulations and Securities and Exchange Commission (the “SEC”) interpretations thereof.

2.3.	Notwithstanding the foregoing, the Shareholder shall be entitled to hold the VCIG Shares in trust for third parties.

2.4.	Except as otherwise provided in this Agreement or any other agreements between the Parties, the Shareholder shall be entitled to their respective beneficial rights of ownership of the VCIG Shares.

3.	LIQUIDATED DAMAGES

3.1.	In the event the Shareholder breaches particularly events set out in Clause 2.1 herein, VCIG shall be entitled to liquidated damages. The applicable amount of the liquidated damages shall be five (5) times of the sales amount of the VCIG Shares sold by the Shareholder.

3.2.	The sum is agreed upon as liquidated damages and not as a penalty. The parties hereto have computed, estimated, and agreed upon the sum as an attempt to make a reasonable forecast of probable actual loss because of the difficulty of estimating with exactness the damages which will result.

4.	TRANSFER. SUCCESSOR AND ASSIGNS.

4.1	The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. In the event of any sale, transfer, assignment, or pledge of the VCIG Shares, other than the resale of the VCIG Shares by the Shareholder in the public market pursuant to this Agreement (“Transfer"), as a condition precedent to such Transfer the Shareholder will deliver a leak out agreement in form and substance identical to this Agreement from the proposed transferee.

4.2	Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.	COMPLIANCE WITH SECURITIES LAWS.

In the event of a Transfer, as a condition to VCIG agreeing to such Transfer, the Shareholder shall have furnished VCIG with an opinion of counsel reasonably satisfactory to VCIG, to the effect that the Transfer is exempt from registration under Act and that the Transfer otherwise complies with the terms of this Agreement.

6.	NO OTHER RIGHTS.

The Shareholder understands and agrees that VCIG is under no obligation to register the sale, transfer or other disposition of the VCIG Shares under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

7.	SPECIFIC PERFORMANCE.

The Shareholder acknowledges that there would be no adequate remedy at law if the Shareholder fails to perform any of its obligations hereunder, and accordingly agrees that VCIG, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Shareholder under this Agreement in accordance with the terms and conditions of this Agreement.

8.	NOTICES

8.1	Every notice, request or any other communication required or permitted to be given pursuant to this Agreement shall be in writing, in English and delivered personally or sent by registered or certified post via air mail or by courier or e-mail (which shall be acknowledged by the other Party) to the Parties at the address as stated below:

(a)	If to VCIG:	Name	:	Dato’ Victor Hoo
		Designation	:	Chairman and Chief Executive Officer
		Address	:	VCI Global Limited
B03-C-8, Menara 3A, No 3, Jalan Bangsar, KL Eco City, 59200, Kuala Lumpur, Malaysia
		Email	:	datovictor@v-capital.co

(b)	If to Shareholder:	Name	:	Pascal Lauria
		Designation	:	Managing Director
		Address	:	COGIA GMBH
Poststr. 2-4, 60329
Frankfurt am Main, Germany
		Email	:	P.Lauria@cogia.de

9.	WAIVER

Failure by any Party to enforce, at any time, any provision of this Agreement shall not be construed as a waiver or its right to enforce the breach of such provision or any of the provision in this Agreement or as a waiver of any continuing, succeeding or subsequent breach of any provision or other provision of this Agreement. Any waiver made under this Agreement shall only be valid if it is made in writing and signed by the Parties to this Agreement or their respective authorised representatives.

10.	SEVERABILITY

If any provision of this Agreement is held to be illegal or void under present or future laws or regulations, effective and applicable during the terms of this Agreement, such provision shall be fully severable and this Agreement shall be construed as if such illegal or invalid provision had not formed part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal or invalid provision or by its severance from this Agreement.

11.	CONFIDENTIALITY

This Agreement and all matters pertaining hereto shall be considered confidential matters and shall not be disclosed to any third party without prior mutual agreement of the Parties unless the disclosure is required by law or any regulatory authorities.

12.	AMENDMENT

No amendment or modification shall be valid or binding upon the Parties unless it is made in writing by way of a supplementary agreement specifically referring to this Agreement and duly signed by the Parties or its duly authorised representatives.

13.	SUCCESSORS BOUND

This Agreement shall be binding upon the Parties and their respective successors in title and permitted assigns.

14.	COMPLIANCE WITH LAW

VCIG shall comply with all applicable laws and with all directions, orders, requirements and instructions given to them by any authority competent to do so under any applicable law.

15.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the matters dealt with herein and supersedes any previous agreement or understanding between the Parties in relation to such matters. Each Party hereby acknowledges that in entering into this Agreement, it has not relied on any representation or warranty save as expressly set out herein or in any document expressly referred to herein.

16.	COSTS AND STAMP DUTY

The Parties shall bear their own respective legal costs, stamp duties, and expenses arising from and occasioned by the preparation and execution of this Agreement.

17.	TIME

Time wherever mentioned in this Agreement shall be of the essence.

18.	FORCE MAJEURE

Notwithstanding anything herein contained, none of the Parties will be liable to the other Parties for any breach or failure to perform any of its obligations under this Agreement where such breach or failure is caused directly or indirectly by war, civil commotion, hostilities, strikes, lockouts, acts of God, pandemic, epidemic, governmental regulations or directions or the action or omission or purported action or omission of any governmental authority, or any other cause or causes beyond that Party’s reasonable control, whether similar to any of the foregoing or not, but if any Party is or is likely to be, affected by any such cause it shall as soon as reasonably practicable notify the other Parties of the occurrence of the relevant event and will use all reasonable endeavours to overcome or mitigate the effects thereof.

19.	GOVERNING LAW

19.1	This Agreement shall be governed by and construed and enforced in accordance with the laws of England and Wales.

19.2	Any dispute, controversy or claim arising out of or in relation to this Agreement including any breach of any terms of this Agreement shall be resolved, insofar as it is possible, by mutual consultation between the Parties. In the event that no settlement is capable to be reached by the Parties within 3 months, all disputes arising out of or in connection with this Agreement, including any question relating to its existence, validity or termination, shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbi- trator appointed in accordance with the said Rules. Any such arbitration shall take place in London, UK, and shall be conducted in the English language.

20.	COUNTERPARTS AND E-SIGNATURES

20.1	This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

20.2	This Agreement, may be accepted, executed or agreed to through the use of an electronic signature, whether digital or encrypted, in accordance with the applicable laws. Any document accepted, executed or agreed to in conformity with the applicable laws will be binding on each Party and shall have the same legal effect, validity or enforceability as if it were physically executed.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, eachby its duly authorized representative, as of the date first above written.

Signed by Dato’ Hoo Voon Him

For and on behalf of

VCI Global Limited

/S/ Dato’ Hoo Voon Him
Name: Dato’ Hoo Voon Him
Designation: Executive Chairman and CEO

Signed by Pascal Lauria

For and on behalf of

Cogia GMBH

/S/ Pascal Lauria
Name: Pascal Lauria
Designation: CEO